TOYS“R”US, INC. ANNOUNCES ESTIMATED ADJUSTED EBITDA FOR FISCAL 2015

WAYNE, NJ (February 2, 2016) - Toys“R”Us, Inc. (the “Company”) today announced estimated and unaudited adjusted EBITDA for the fiscal year ended January 30, 2016. The Company estimates that adjusted EBITDA will be approximately $780 million, an improvement of 21% from the prior year’s reported adjusted EBITDA of $642 million. Excluding the estimated negative impact of foreign currency translation of $42 million, estimated adjusted EBITDA for the current fiscal year would be approximately $822 million, an increase of 28% compared to the prior year. A detailed description and reconciliation of estimated adjusted EBITDA to operating earnings, which is estimated to be $364 million for Fiscal 2015 and $191 million for Fiscal 2014, is included at the end of this release.
Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc., said, “I am very pleased with our preliminary results for the year and the performance of our team during the holiday season. We exceeded our EBITDA plan, and we believe that we are well positioned to build on this success in 2016. Thank you to all of our team members across the globe who are relentlessly striving to make Toys“R”Us the best toy and baby products retail company in the world.”
Fiscal 2015 refers to February 1, 2015 to January 30, 2016 and Fiscal 2014 refers to February 2, 2014 to January 31, 2015. The estimate for the full year Fiscal 2015 is derived from preliminary internal financial reports and is subject to revision based on the completion of the year-end accounting and financial reporting processes. Accordingly, actual results may differ from this estimate and such difference may be material.
In light of the positive business momentum reflected in the estimated financial results for the fiscal year, the Company also announced that it has commenced a process to refinance its capital structure. The Company is working with Bank of America Merrill Lynch, Goldman Sachs and Lazard to assist in the process.
There can be no assurance regarding the results of the Company’s refinancing efforts. The Company undertakes no obligation to make any further announcements regarding a refinancing unless and until final decisions are made.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 856 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 755 international stores and over 250 licensed stores in 38 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys at FAO.com. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. has an annual workforce of approximately 66,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the

Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
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For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Corporate Communications at 973-617-5900 or press@toysrus.com

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
(Estimated and Unaudited)
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Operating earnings to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	Fiscal Years Ended
	January 30, 2016	January 31, 2015
(In millions)	Estimated (Unaudited)	Actual
Operating earnings	$364	$191

Add:
Depreciation and amortization	340	377
EBITDA	704	568

Adjustments:
Severance	24	17
Compensation expense (a)	24	22
Impairment of long-lived assets	15	13
Foreign currency re-measurement (b)	10	15
Certain transaction costs (c)	10	(2)
Store closure costs (d)	8	4
Sponsors’ management and advisory fees (e)	6	18
Net gains on sales of properties	(19)	(5)
Litigation (f)	(1)	(8)
Property losses, net of insurance recoveries (g)	(1)	(9)
Obsolete inventory clearance (h)	—	9
Adjusted EBITDA (i)	$780	$642

(a)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(b)
Represents the unrealized loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee.

(c)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(d)	Represents store closure costs, net of lease surrender income.

(e)
Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.

(f)	Represents certain litigation expenses and settlements recorded for legal matters.

(g)	Represents property losses and insurance claims recognized.

(h)	Represents an incremental loss on previously identified clearance inventory.

(i)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.